AMENDMENT NO. 1
                                     to the
                      AMENDED AND RESTATED RIGHTS AGREEMENT

     THIS AMENDMENT NO. 1, dated as of June 4, 1997 (the "Amendment") to the Amended and Restated Rights Agreement dated as of March 17, 1997 (the "Amended and Restated Rights Agreement"), between MOTHERS WORK, INC., a Delaware corporation (the "Company") and STOCKTRANS, INC. (the "Rights Agent").

     WHEREAS, effective October 5, 1995 (the "Rights Dividend Declaration Date"), the Board of Directors of the Company authorized and declared a distribution of one right for each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") outstanding at the Close of Business on October 16, 1995 (the "Record Date"), and authorized the issuance of one right (subject to adjustment) for each share of Company Common Stock issued between the Record Date (whether originally issued or delivered from the Company's treasury) and, except as otherwise provided in Section 22 of the Rights Agreement, the Distribution Date, each right issued in respect of a share of Company Common Stock ("Right") initially representing the right to purchase, upon the terms and subject to the conditions hereinafter set forth, one Unit of Series B Junior Participating Preferred Stock;

     WHEREAS, on March 17, 1997, the Company entered into the Amended and Restated Rights Agreement to amend the Rights Agreement dated as of October 9, 1995 (the "Rights Agreement") to, among other things, insert provisions relating to an inadvertent triggering of the impact of the Rights, and to restate the Rights Agreement, as thereby amended, in its entirety;

     WHEREAS, the Company desires to amend the Amended and Restated Rights Agreement to designate Robert Fleming Inc. ("Fleming") as an Exempt Person provided that Fleming shall immediately and thereafter cease to be an Exempt Person if it, individually or together with its affiliates or associates, acquires additional shares resulting in an increase in its aggregate beneficial ownership of Company Common Stock from time to time outstanding by more than 46,833 shares of Company Common Stock;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     SECTION 1. Section 1, paragraph (j) of the Amended and Restated Rights Agreement is amended to read in its entirety as follows:

          (j) "Exempt Person" means:

          (i) the Company, any Subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed, established or holding Company Common Stock for or pursuant to the terms of any such plan;

          (ii) any member of the Matthias Group, any member of the Meridian Group, any member of the Mass Financial Group, or any member of the Crown Group; provided, however, that all the members of the Meridian Group, the Mass Financial Group or the Crown Group, as applicable, shall immediately and thereafter cease to be an Exempt Person if the members of such group shall acquire, at any time after Rights Dividend Declaration Date, additional shares resulting in an increase in such group's aggregate beneficial ownership of Company Common Stock from time to time outstanding by more than 46,833 shares of Company Common Stock; and provided, further, that all members of the Matthias Group shall immediately and thereafter cease to be an Exempt Person if such group at any time shall acquire additional shares resulting in an increase in its aggregate beneficial ownership of Company Common Stock from time to time outstanding, except for increases resulting from the future issuance to such members of options hereafter issued by the Company, or by inheritance or laws of descent;

          (iii) Robert Fleming Inc. ("Fleming"); provided, however, that Fleming shall immediately and thereafter cease to be an Exempt Person if it, individually or together with its affiliates or associates, shall acquire, at any time after May 22, 1997, additional shares resulting in an increase in its aggregate beneficial ownership of Company Common Stock from time to time outstanding by more than 46,833; and

          (iv) any Person who would otherwise become an Acquiring Person solely by virtue of a reduction in the number of outstanding shares of Company Common Stock; provided, however, that such Person shall not be an Exempt Person if, subsequent to such reduction, such Person shall become the Beneficial Owner of any additional shares of Company Common Stock.

     SECTION 2. The form of Summary of Rights set forth in Exhibit C attached to the Amended and Restated Rights Agreement is hereby amended to read in its entirety as set forth in Exhibit C attached hereto.

     SECTION 3. The terms "Agreement" and "Rights Agreement" as used in the Amended and Restated Rights Agreement shall be deemed to refer to the Amended and Restated Rights Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Amended and Restated Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

     SECTION 4. This Amendment may be executed (including by facsimile) in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

ATTEST:                                 MOTHERS WORK, INC.



By:      /s/  Dan W. Matthias           By:       /s/  Rebecca C. Matthias
        ----------------------------             ------------------------------
         Dan W. Matthias                          Rebecca C. Matthias
         Secretary                                President



ATTEST:                                 STOCKTRANS, INC.



By:      /s/  Barbara Phillips          By:      /s/  Jonathan Miller
        ----------------------------             ------------------------------
         Barbara Phillips                        Jonathan Miller
         Vice-President and                      President
           Secretary

                                                                       EXHIBIT C

                  SUMMARY OF RIGHTS TO PURCHASE PREFERRED STOCK

     On October 5, 1995, the Board of Directors of Mothers Work, Inc., a Delaware corporation (the "Company"), declared a distribution of one Right (as defined below) for each outstanding share of Common Stock, par value $.01 per share (the "Company Common Stock"), to stockholders of record at the close of business on October 16, 1995 (the "Record Date") and for each share of Company Common Stock issued (including shares distributed from Treasury) by the Company thereafter and prior to the Distribution Date. Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-thousandth of a share (a "Unit") of Series B Preferred Stock, par value $.01 per share (the "Preferred Stock"), at a Purchase Price of $85.00 per Unit, subject to adjustment (the "Right"). The Purchase Price is payable in cash or by certified or bank check or money order payable to the order of the Company. On March 17, 1997, the Company entered into an amendment (the "Amended and Restated Rights Agreement") to its Rights Agreement, dated as of October 9, 1995, with StockTrans, Inc., as Rights Agent (the "Rights Agreement"). The Amended and Restated Rights Agreement restates the Rights Agreement, makes certain minor changes, corrects certain scrivener's errors, and provides the independent directors of the Company with some discretion in determining when the Distribution Date (as defined below) shall occur and the date until which the Rights may be redeemed. In addition, the Amended and Restated Rights Agreement exempts from its operation any person that acquires, obtains the right to acquire, or otherwise obtains beneficial ownership of 10% or more of the then outstanding shares of Company Common Stock without any intention of changing or influencing control of the Company provided that such person, as promptly as practicable, divests himself or itself of a sufficient number of shares of Common Stock so that such person would no longer an Acquiring Person (as defined below). On June 4, 1997, the Company entered into an amendment ("Amendment No. 1") to its Amended and Restated Rights Agreement that designates Robert Fleming Inc. ("Fleming") as an Exempt Person until such time as Fleming, individually or together with its affiliates or associates, increases its beneficial ownership of Company Common Stock by more than 46,833 shares of Company Common Stock. The description and terms of the Rights are set forth more fully in the Amended and Restated Rights Agreement.

     Copies of the Amended and Restated Rights Agreement and the Certificate of Designation for the Preferred Stock have been filed with the Securities and Exchange Commission as exhibits to a Current Report on Form 8-K dated March 18, 1997 (the "Form 8-K"). Copies of Amendment No. 1 to the Amended and Restated Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to the Quarterly Report on Form 10-Q dated August ___, 1997 (the "Form 10-Q"). Copies of the Amended and Restated Rights Agreement, Amendment No. 1, and the Certificate of Designation are available free of charge from the Company. This summary description of the Rights and the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to all the provisions of the Amended and Restated Rights Agreement and the Certificate of Designation, including the definitions therein of certain terms, which Amended and Restated Rights Agreement and Certificate of Designation are incorporated herein by reference.

     Initially, the Rights will attach to all certificates representing shares of outstanding Company Common Stock, and no separate Rights Certificates will be distributed. The Rights will separate from the Company Common Stock and the "Distribution Date" will occur (i) upon the earlier of (x) 10 business days following a public announcement (the date of such announcement being the "Stock Acquisition Date") that a person or group of affiliated or associated persons (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or such subsidiary) (an "Acquiring Person") has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 10% or more of the then outstanding shares of Company Common Stock, and (y) 10 business days following the commencement of a tender offer or exchange offer that would result in an Acquiring Person owning 10% or more of the then outstanding shares of Company Common Stock, or (ii) such later date as may be determined by action of a majority of the independent members of the Board of Directors (such determination to be made prior to such time as any person becomes an Acquiring Person pursuant to (x) or (y) above). Until the Distribution Date, (i) the Rights will be evidenced by Company Common Stock certificates and will be transferred with and only with such Company Common Stock certificates, (ii) new Company Common Stock certificates issued after the Record Date (also including shares distributed from Treasury) will contain a notation incorporating the Amended and Restated Rights Agreement by reference and (iii) the surrender for transfer of any certificates representing outstanding Company Common Stock will also constitute the transfer of the Rights associated with the Company Common Stock represented by such certificates.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on the tenth anniversary of the Rights Agreement unless earlier redeemed by the Company as described below.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Company Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.

     In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and shares of Company Common Stock shall remain outstanding, (ii) a Person becomes the beneficial owner of 10% or more of the then outstanding shares of Company Common Stock, (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Amended and Restated Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., by means of a reverse stock split or recapitalization), then, in each such case, each holder of a Right will thereafter have the right to receive, upon exercise, Units of Preferred Stock (or, in certain circumstances, Company Common Stock, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. The exercise price is the Purchase Price multiplied by the number of Units of Preferred Stock issuable upon exercise of a Right prior to the events described in this paragraph. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Amended and Restated Rights Agreement) were, beneficially owned by any Acquiring
Person will be null and void.

     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any Person consolidates or merges with the Company and all or part of the Company Common Stock is converted or exchanged for securities, cash or property of any other Person or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise, common stock of the Acquiring Person having a value equal to two times the exercise price of the Right.

     In light of the fact that certain stockholders of the Company currently exceed the 10% threshold for distribution of the Rights, the Amended and Restated Rights Agreement exempts those stockholders from triggering the distribution of the Rights unless they, individually or together with their affiliates or associates, increase their beneficial ownership of Company Common Stock by more than 46,833 shares of Company Common Stock. These stockholders consist of Meridian Venture Partners, Massachusetts Financial Services Company, and Crown-Glynn Associates, and their respective affiliates and associates. Additionally, Dan and Rebecca Matthias, the current Chairman and Chief Executive Officer, and President and Chief Operating Officer, respectively, also collectively exceed the 10% threshold. Under the Amended and Restated Rights Agreement, their current level of ownership does not result in the distribution of the Rights. However, if they (or any of their affiliates or associates) acquire any additional shares which results in an increase in their aggregate percentage ownership of outstanding Company Common Stock, other than increases resulting from the future issuance of employee stock options or from inheritance or by the laws of descent, then the Rights are distributed.

     The Purchase Price payable, and the number of Units of Preferred Stock issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to the holders of the Preferred Stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. The Company is not required to issue fractional Units. In lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Stock prior to the date of exercise.

     At any time until (i) ten business days following the Stock Acquisition Date or (ii) such later date as a majority of the independent members of the Board of Directors shall determine (such determination to be made prior to the date specified in (i) above), a majority of the Independent Directors may redeem the Rights in whole, but not in part, at a price of $.01 per

Right (subject to adjustment in certain events) (the "Redemption Price"), payable, at the election of such majority of the Independent Directors, in cash or shares of Company Common Stock. Immediately upon the action of a majority of the Independent Directors ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units of Preferred Stock (or other consideration).

     Any of the provisions of the Rights Agreement may be amended without the approval of the holders of Company Common Stock at any time prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     The Units of Preferred Stock that may be acquired upon exercise of the Rights will be nonredeemable and subordinate to any other shares of preferred stock that may be issued by the Company.

     Each Unit of Preferred Stock will be entitled to dividends at the same rate per share as dividends declared on the Company Common Stock and shall be entitled to payment of dividends to the extent dividends are declared on the Company Common Stock. In the event of liquidation, the holder of a Unit of Preferred Stock will receive the per share amount paid in respect of a share of Company Common Stock.

     In the event of any merger, consolidation or other transaction in which shares of Company Common Stock are exchanged, each Unit of Preferred Stock will be entitled to receive the per share amount paid in respect of each share of Company Common Stock. Each Unit of Preferred Stock will have one vote, voting together with the Company Common Stock. The rights of holders of the Preferred Stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

     Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the economic value of one Unit of Preferred Stock that may be acquired upon the exercise of each Right should approximate the economic value of one share of the Company Common Stock.